UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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dMY Technology Group, Inc.

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On August 13, 2020, dMY Technology Group, Inc. (the “Company”) and Rush Street Interactive, LP (“RSI”) hosted a joint conference call to review their proposed business combination (the “Business Combination”). Below is a transcript of the conference call.

TRANSCRIPT

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Rush Street Interactive and dMY Technology Group Conference Call and Webcast. All participants are in a listen-only mode.

The companies refer participants on this call to the press release issued July 27, 2020, the presentation accompanying that July 27, 2020 press release and dMY Technology’s filings with the SEC for a discussion of the risks that can affect the business combination, our business and the business of the combined company after completion of the proposed business combination. The companies also specifically refer participants to slides two and three of the July 27, 2020 presentation to remind listeners that some of the comments today may contain forward-looking statements and, as such will be subject to risks and uncertainties, which, if they materialize, could materially affect results. Forward-looking statements including, but not limited to, Rush Street Interactive and dMY Technology Group expectations or predictions of financial and business performance and conditions, competitive and industry outlook and the timing and completion of the transaction. Forward-looking statements are subject to risks, uncertainties, and assumptions, and they are not guarantees of performance.

This presentation includes references to EBITDA, a financial measure that was not prepared in accordance with accounting principles generally accepted in the United States, or “GAAP.” This measure may be calculated differently than similar measures from other companies, and you should not consider it as an alternative to, or in isolation from, financial measures determined in accordance with GAAP. The companies refer you to the presentation accompanying the July 27, 2020 press release for a reconciliation of EBITDA to net income, its most comparable GAAP measure.

Rush Street Interactive and dMY Technology are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. I will now turn the call over to Mr. Niccolo de Masi, Chief Executive Officer of dMY Technology. Please go ahead, sir.

Niccolo de Masi

Chief Executive Officer, dMY Technology

Thank you operator and thank you everyone for joining us today.

We launched dMY Technology to find a great business with a mobile technology ecosystem that creates compelling consumer experiences and is poised for exceptional growth. We were looking for a situation where we could offer dMY’s public markets experience along with access to capital, and gaming technology expertise to accelerate growth in a target company by optimizing key attraction, retention and monetization metrics. We think we found precisely what we were looking for in Rush Street Interactive.

We believe Rush Street Interactive, is ideally positioned to capitalize on the rapid growth in online casino and online sports betting and are very excited to partner with Neil Bluhm, the Chairman, Greg Carlin, the CEO and Richard Schwartz, the President of RSI. Neil has a long, storied history with a stellar track record. Neil has built several businesses from scratch that became highly successful including JMB Realty, Rush Street Gaming, a developer of brick and mortar casinos, and a public REIT that delivered outsized returns to its shareholders.

My partner and the Chairman at dMY Technology Group, Inc. is Harry You. Harry too has a long and storied history. His reputation among technology investors is well known and includes a track record of success in the public markets with Oracle and Accenture. Being able to bring these two teams together is very exciting. Before turning the call over to Greg and Richard, I want to provide insights on why we are so enthusiastic about the transaction.

At a high level, when we look at the landscape, we appear to be in the early days of a secular growth phase in mobile and online real money gaming – including online casino. We think it is likely, that global events over the past several months are accelerating that trend.

When we evaluate the competitive set of the online casino landscape, it is a finite universe with high barriers to entry, in contrast to the non-casino gaming market we have operated in successfully for over a decade. Instead of a highly fragmented marketplace with tens of thousands of competitors, the online casino universe today has a limited set of players.

Within that small universe, Rush Street Interactive is a market leader in online casino, and what they have been building since 2012 is truly impressive. They are growing extraordinarily fast with over 50% quarter-on-quarter compound growth from Q1 2019 through Q2 2020. Although Net Income is expected to be modestly negative in both 2020 and 2021, they are already EBITDA positive so far in 2020, with strong retention and monetization metrics. The team is committed to operational excellence, and we believe it has the best product, the best tech platform, and the best customer service in the market.

Today, RSI is posting market leading profitability measures on unit level economics, and looking forward, we see tremendous operating leverage as the business scales up.

We were not the only ones to see the opportunity. Based on strong investor demand, the PIPE raised in connection with this transaction was upsized from $100 million to $160 Million and is anchored with several long-term institutional investors, including Fidelity. We believe the Company will be well-capitalized post-close with approximately $235 million of cash expected on the balance sheet and no debt. We expect the capital to fund RSI’s current growth strategy, and position the Company to quickly and effectively enter new markets and further grow market share.

From our standpoint, we think investors have the opportunity to invest at a very compelling valuation today, especially on a relative basis. RSI’s ratio of enterprise value to 2021 projected revenue is less than one-half where one of our peers in our comp set is trading, and more than 25% below where the other is trading.

We are very excited about the long-term opportunity to drive shareholder value given the following five characteristics of RSI.

1)	First, Online casino is a market that’s still in its infancy with strong growth rates.

2)	Second, RSI enjoys attractive Customer Acquisition Costs and Long Term Player Values.

3)	Third, Online regulated gaming is expected to see legislative and regulatory tailwinds to legalization.

4)	Fourth, RSI benefits from material barriers to entry and a leading technology stack.

5)	Fifth, RSI has demonstrated operational excellence and an impressive return on invested capital since inception.

With that, I’m pleased to turn the call over to Greg.

Greg Carlin

Chief Executive Officer, Rush Street Interactive

Thank you Niccolo.

All of us at Rush Street Interactive are equally excited about partnering with the dMY Technology team and the tremendous growth opportunity in front of us. Online casino and online sports betting are in the early innings, and we believe there is significant growth in both existing markets and new markets. If legalized in every U.S. state, Eilers & Krejcik estimates the U.S. online casino market to be a $20 billion dollar market at maturity, compared to the Online Sports Betting market, which they estimate to be a $13 billion dollar market. The total addressable market fits well with our leading position in the online slot machine category in the domestic market. In addition, our success is not largely dependent on sports betting as the majority of our business comes from online casino gaming.

Supporting the notion of online casino’s market potential, we have already seen online casino revenue nearly double online sports betting revenue in New Jersey in 2019. Within the online casino category, we believe slots are a bigger market than table games. If we use the land-based casino industry as a guide, slot machines typically makeup from sixty to ninety percent of casino revenue. We believe the online slot revenue will be comparable or larger than online sports betting revenue in many of the states where both casino and sports are offered. This point bodes well for RSI given our strong position in the online slot category. As an example of our strong position in slots, in June 2020, RSI generated 71% more slot revenue in Pennsylvania than the #2 online casino operator in the state.

Before I get further into our business, a bit of background: This management team has been together building the business and operating in regulated casino markets for a long time. We have tremendous experience spanning both the online and brick-and-mortar casino business, providing us with invaluable perspective, which has been a key to the success of our business. This know-how has created a culture focused on our customers’ experience and is one of the reasons why we were the #1 online casino operator based on revenue in the U.S., during Q2 2020 according to Eilers & Krejcik.

Rush Street Interactive was founded in 2012 and launched its first online casino in New Jersey in September of 2016. Despite entering the NJ market nearly three years after it opened, RSI grew quickly, becoming one of the market leaders in that state. Today, we operate online gaming in six markets – in New Jersey, Pennsylvania and the country of Columbia, we operate both online casino and online sports betting; while in Illinois, Indiana, and Colorado, we operate online sports betting. As an aside, New Jersey is currently the most competitive market in the U.S. with over 20 operators and it’s noteworthy that we have been EBITDA positive in that market since the second quarter of 2019.

We are B to C in most of our markets, but also have a B to B to C model, as well as a free to play model, for our proprietary social casino which is built on the same platform as our real money gaming platform. Additionally, we supply and support retail sportsbook operations in 5 states including New York, Pennsylvania, Illinois, Michigan, and Indiana.

Over the next six months, we expect to launch in three new markets—online casino and online sports betting in Michigan, as well as online sports betting in Virginia and Iowa. In New York, where we will obtain market access from an affiliated Rush Street Gaming land-based casino, we believe that online sports betting may be legalized in the next year or two. Revenue pressures on states and the growth of entertainment-at-home will accelerate the legalization of online casino, and further spread sports betting though out the country. We are one of only a limited group of US operators that has secured market access in the populous states of New York, Pennsylvania, and Illinois.

Touching on the economics, our approach of targeting online casino customers in addition to online sports betting customers creates a larger Total Addressable Market for us because we are targeting a broader demographic. Between online casino and online sports betting, online casino has a larger addressable market with more profitable economics. The reasons why are evident based on our own data from the New Jersey and Pennsylvania markets. In Q1 2020, an online casino customer generated 3x more revenue per month than a sports betting only customer. An online casino AND online sports betting customer generated 5x more revenue than a sports betting only customer. Further, online casino customers are 50% male and 50% female, whereas our online sports betting customers skew heavily male at 90% plus. We feel that one of our competitive advantages is that our brand and online casino platform appeal equally to both genders, and as such, we believe that we’re able to target and successfully acquire a broader player demographic than many of our peers. There is also a difference in age demographics between our casino and sportsbook customers. The online casino cohort skews older and why this is relevant is that if you look at the different cohorts as they age into their forties, fifties and beyond, income and net worth are higher.

With that I’ll turn it over to Richard to expand on a few of our competitive advantages.

Richard Schwartz

President, Rush Street Interactive

Thanks Greg.

From day one, our strategy has been to focus on our customer experience and to earn their trust. It is that underlying premise that we believe results in our strong market share and marketing efficiency. Central to our strategy is to remove friction for our players and provide them flexibility and choice in how they interact with our products and services. For example, when we bonus our players, they can cash out their bonus winnings after only betting it once with us (compared to the 15-20 times play through typically required by our competitors). We think this earns us our players trust. Furthermore, when our players win and request cash withdrawals, we have built a proprietary payment tool that approves the vast majority of cash-out requests in real time so our players can cash out when they wish and don’t feel like we’re purposefully delaying their cash out request in the hope that they’ll cancel their request and keep betting with us. This focus on the customer and providing them with flexible tools that enable them to self-manage their account with us, we think leads to strong player retention and long term profits.

We believe one of our strongest competitive advantages is the ability we have developed to quickly and efficiently enter new markets and secure significant market share. It makes a big difference when you get a head start on a market. We focus on building brand awareness early and acquiring early adopter players in any given market. This is a competitive advantage that we think is sustainable. We have successfully been first to market in Pennsylvania, Indiana and most recently, Illinois.

We believe we are able to achieve the material advantages gained from being first to market through the ownership and development of our proprietary technology platform. By having our own technology and in-house development team, we are able to customize and develop the products that are needed to be compliant with each state’s unique requirements. From a competitive advantage, we are also able to differentiate and innovate the user experience by enhancing and improving the products through a dynamic feedback loop, initially between the players and our customer service team, and subsequently, between our customer service and our product development teams. We use the technology and close customer engagement to add a tremendous amount of proprietary content. For instance, we have had success implementing a real-time bonusing engine and unique loyalty features that allow our players to experience a differentiated product.

We think these features also feed into the success of our marketing. Looking at recent cohorts from New Jersey, the most intense and competitive online casino market today, we are seeing pay back from marketing dollars in under three months. We aim to be efficient with our marketing spend and unit economics, and believe that we register, convert and retain players extremely well. And because of that, we’re able to acquire players and expect to be profitable with those players over a relatively short period of time. In the past, our marketing spend was relatively small but upon completion of this merger, we’ll be in a position to increase our marketing budget, which, given the very quick returns we’re seeing, will enable us to increase our revenues and market shares.

Our success to date gives us great confidence that we can apply our learnings and experience to new markets as they legalize and open up, as well as help us grow our market share over time in our existing markets. At the end of the day, operators can spend a lot of money acquiring new players, but retaining them is very challenging unless you can offer a market leading user experience. We believe owning our own platform is a big competitive advantage because it allows us to constantly improve the user experience and by doing so, improve our player retention rates.

Lastly, I’d like to expand on our Social gaming business. Social gaming is a category that allows us to grow our brand and database before real money gaming markets legalize. We use the same codebase for social gaming as we use for our real money online gaming platform so we can seamlessly convert players from social to real money gaming when markets legalize. We have been able to do this in markets like Pennsylvania, where we are the dominant online casino operator in the market. A big part of that success was our ability to convert players early. We expect to be able to deliver similar results in future markets.

With that, I will turn the call back to Greg.

Greg Carlin

Chief Executive Officer, Rush Street Interactive

With the combination of dMY and Rush Street Interactive, and the resulting inflow of capital, we are well positioned to take advantage of the substantial opportunities in front of us.

Let me touch on a few financial highlights:

•	In the first half of 2020, we generated approximately $100 million of gaming revenue and we are projecting $126 million for the second half of the year.

•	The $226 million for 2020 would equate to revenue growth of approximately 260% over 2019.

•	Next year, we’re projecting $320 million of revenue, which is a 40% increase over 2020.

•	Importantly, we are EBITDA positive so far in 2020 and

•	We see long-term potential to grow the business to multibillions in revenue with fully stabilized EBITDA margins in the mid-to-high twenties range.

We look forward to completing this transaction, partnering with Niccolo’s team and transitioning to the public markets. With that, Niccolo has some closing comments.

Niccolo de Masi

Chief Executive Officer, dMY Technology

Thank you both Greg and Richard.

After hearing Greg and Richard, I think everyone can better understand why we are so excited by the opportunity. To summarize, here are a few reasons we love this transaction:

•	First, Rush Street Interactive is the #1 player in online casino today based on Q2 2020 revenue and it continues to take market share.

•

Secondly, the growth opportunity in terms of new markets is expected to be immense and we believe the team has a proven blueprint for launching and achieving market leadership positions as new markets open.

•

Third, as a leader in online casino, and in particular online slots, the demographic profile of RSI customers is roughly 50/50 male/female and skewing higher in groups with higher disposable income compared to peers.

•	Fourth, the Company’s unit economics are terrific as RSI is already making positive EBITDA.

•	And finally, this management team has a long history of operational excellence leading to a track record of delivering strong returns on invested capital for investors.

We are very excited about the future and look forward to the team continuing to build the leader in online casino.

Thank you operator and thank you everyone for joining us today.

ADDITIONAL INFORMATION

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about RSI, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Niccolo de Masi.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Registration Statement on Form S-1, which was filed by the Company with the SEC on January 31, 2020 and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Niccolo de Masi. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

RSI and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the proposed Business Combination when available.

Forward-Looking Statements

This Schedule 14A includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and RSI’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and RSI’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and RSI’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and RSI following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of the Company, certain regulatory approvals or satisfy other conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on RSI’s business and/or the ability of the parties to complete the Business Combination; (6) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on the New York Stock Exchange following the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that RSI or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This Schedule 14A shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Schedule 14A shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.